                                                                 Exhibit 10.3.23
                                                                 Execution Copy

                           PLANT CONNECTION AGREEMENT

                                     FOR THE

                          HEBER GEOTHERMAL PLANT NO. 1

                                     BETWEEN

                          IMPERIAL IRRIGATION DISTRICT

                                       AND

                            HEBER GEOTHERMAL COMPANY

Execution Copy

                                TABLE OF CONTENTS
SECTION                               TITLE                              PAGE
-------                               -----                              ----

 9   HEBER GEOTHERMAL DELIVERY AND IID ACCEPTANCE OF

                                        i

     ATTACHMENTS

     EXHIBIT "A" ......................................................   17

     EXHIBIT "B" ......................................................   19

                                       ii

1.     PARTIES

         The parties to this Agreement are IMPERIAL IRRIGATION DISTRICT (IID), an irrigation district organized and operating under the laws of the State of
California and HEBER GEOTHERMAL COMPANY (Heber Geothermal), a California
Partnership (hereinafter individually Party, collectively Parties).

2.     RECITALS

         2.1 Heber Geothermal leases and operates a geothermal generating facility with a maximum 49.9 megawatt net output at the Heber known Geothermal
Resource Area (KGRA) and sells the Electric Output From the Plant to Southern
California Edison Company (SCE).

                    2.1.1 Heber Geothermal intends to construct the Plant, and upon completion of such construction, sell the Plant to United States
           Trust Company of New York, a New York corporation, not in its individual capacity (except as expressly provided in the
           Participation Agreement and the Trust Agreement) but solely as Owner
           Trustee under the Trust Agreement, and its successors and assigns as such Owner Trustee (the "Owner Trustee") and lease back the Plant from the Owner Trustee pursuant to the Lease Agreement, dated the
           Lease Closing Date, between the Owner Trustee, as Lessor, and Heber
           Geothermal, as Lessee (the "Lease"). To finance construction of the
           Plant, Heber Geothermal proposes to borrow money from General
           Electric Credit Corporation, a New York corporation ("GECC"), pursuant to a loan agreement. Such borrowing will be secured in accordance with the Construction Deed of Trust, Assignment of Rents,
           Security Agreement and Fixture Filing, dated as of December 1, 1983, among Heber Geothermal, the deed trustee and GECC, and as it may be amended, modified and supplemented from time to time in accordance with the terms thereof (the "Mortgage")

           by a first mortgage on the Plant and by an assignment (for security purposes only) of certain contractual rights of Heber Geothermal.
           Upon completion of such construction, Haber Geothermal intends to assign all of its rights under certain contracts outright to the
           Owner Trustee pursuant to the Bill of Sale and Assignment, dated the
           Lease Closing Date, from Heber Geothermal in favor of the Owner
           Trustee (the "Bill of Sale") in connection with the sale of the Plant to the Owner Trustee. Contemporaneously with such assignment and sale, Heber Geothermal intends to enter into the Lease pursuant to which all of the Owner Trustee's rights under such contracts will be assigned to Heber Geothermal during the term of the Lease and thereafter if Heber Geothermal purchases the Plant pursuant to the terms of the Lease. After giving effect to the aforesaid sale and leaseback, Heber Geothermal will be fully obligated to perform all of its obligations with respect to such contracts.

         2.2 SCE has entered into the Power Purchase Agreement dated August 26,
1983, (Purchase Agreement) with Heber Geothermal to purchase all the Electric
Output From the Plant.

         2.3 SCE and Heber Geothermal agree that the terms and conditions regarding transmission of the Electric Output From the Plant to an IID/SCE point of interconnection shall be pursuant to an agreement to be entered between IID and SCE.

         2.4 Since the Plant has been built in the IID service territory, it will be convenient to connect the Plant to the IID electric system.

         Heber Geothermal hereby grants the IID the right to enter the Plant site for any reasonable purposes connected with this Agreement, by previous arrangements with the Plant manager. Those reasonable purposes included maintenance and

repairs to IID equipment in Heber Geothermal facilities, observing tests of said facilities, reading of kilowatt-hour meters, and the like.

         2.5 Heber Geothermal desires to purchase and IID desires to sell the electrical energy necessary to satisfy all of the corporation and maintenance power consumption requirements of the Plant for the life of the Plant that is not normally generated by the Plant itself, or portable generating equipment.

         2.6 The Parties desire, by means of this Agreement, to interconnect the
Plant to the IID electrical system and to establish the terms, conditions and obligations of the Parties relating to such interconnection.

3.       AGREEMENT

         The Parties agree as follows:

4.       DEFINITIONS

         4.1 Authorized Representative: The representative of a Party designated in accordance with Section 13.

         4.2 Energy: Electric energy in excess of Heber Geothermal's electric energy requirements, expressed in kilowatt-hours, generated by the Plant and measured and delivered to the Point of Delivery.

         4.3 Operation Date: The day on which the Plant Energy is accepted by
IID for SCE's account.

         4.4 Plant: A maximum of 49.9 MW net output geothermal generating facility owned by Heber Geothermal including all associated equipment and improvements necessary for generating electric energy and transmitting it to the high voltage side of the power transformer.

         4.5 Point of Delivery: The point on the high voltage side of Heber
Geothermal's switchyard where IID's metering equipment measures the delivery of
Energy to the IID system as shown on Exhibit "B".

         4.6 System Emergency: A condition on IID's system which is likely to result in imminent significant disruption of service to customers or is imminently likely to endanger life or property.

         4.7 Electric Output From the Plant: For the purposes of this agreement, the Electric Output From the Plant shall be defined as the net metered output of the Plant plus the net metered usage of electric power by chevron, as shown on in Exhibit B.

         4.8 Consumption of Energy From IID's Resources: For the purposes of this agreement, Consumption of Energy From IID's Resources shall be defined as the metered energy delivered to Heber Geothermal, less that metered energy consumed by Chevron during deliveries from IID. Demand charges will be computed in the same manner.

5.       EFFECTIVE DATE AND TERM

         This Agreement shall become effective when signed by the Parties and shall terminate at the earlier of (i) midnight December 31, 2015, or (ii)
twenty-four (24) months from the date the plant has ceased to operate at the option of the IID or (iii) the date agreed to by the Authorized Representatives.

6.       CONNECTION OF PLANT

         6.1 Heber Geothermal may electrically connect its Plant, in accordance with the provisions of this Agreement, so that it can operate in parallel with the IID electric system.

         6.2 Notwithstanding the provision that Heber Geothermal has furnished the high voltage switchyard complete, including the high voltage oil circuit breakers and disconnect

switches, the control of the high voltage oil circuit breakers and disconnect switches shall be under the control of the IID dispatcher.

7.       ELECTRIC SERVICE TO HEBER GEOTHERMAL

         IID shall provide electric service to Heber Geothermal pursuant to
Section 12.

8.       METERING OF ENERGY DELIVERIES

         Metering for electric service to Heber Geothermal and for energy deliveries by Heber Geothermal to IID for SCE's account shall be at the Point of
Delivery as shown on Exhibit "B". Four meters shall be installed which shall measure and record flows in each direction as shown on Exhibit "3".

9.       HEBER GEOTHERMAL DELIVERY AND IID ACCEPTANCE OF ENERGY FROM PLANT

         Whenever Electric Output From the Plant exceeds Heber Geothermal 's power requirements, Heber Geothermal shall deliver all such excess output to IID for the account of SCE and IID shall accept such output for the account of SCE and deliver such output to SCE pursuant to transmission service agreement to be entered into between Southern California Edison Company and Imperial Irrigation
District.

10.      HEBER GEOTHERMAL'S GENERAL OBLIGATIONS

         Heber Geothermal shall:

         10.1 Operate the Plant in a manner consistent with applicable electric utility industry standards, good engineering practice, and without degradation of quality or reliability of the IID system.

         10.2 Deliver the Electric Output From the Plant to IID for the account of SCE at the Point of Delivery.

         10.3 Each Party shall provide the reactive kilovolt ampere (KVA)
requirements of its own system so that there will be no interchange of reactive
KVA between systems. The Parties shall cooperate to control the flow of reactive
KVA to prevent the introduction of objectionable operating conditions on the system of either Party.

         10.4 Coordinate, to the greatest extent practicable, major overhaul and inspection outages of the Plant with IID.

         10.5 Give IID a written schedule on or before June 1, and December 1, each year of the estimated amounts and rates of delivery of energy to be delivered to IID for the account of SCE at the Point of Delivery during each month of the succeeding twelve-month (12) period commencing July 1, and January
1.
         10.6 Give IID a written schedule on or before the fifteenth (15th) day of each month of the estimated amounts and rates of delivery of energy to be delivered to IID for the account of SCE at the Point of Delivery during each day of the succeeding calendar month.

         10.7 Give IID a schedule on or before 12:01 p.m. on Tuesday of each seven-day (7) period of the estimated amounts and rates of delivery of energy to be delivered to IID for the account of SCE at the Point of Delivery during each hour of the succeeding seven-day (7) period commencing at 12:01 a.m. on the following Monday; provided, however, that if any changes in the hourly deliveries so scheduled become necessary, Heber Geothermal shall notify IID of such changes as far in advance as possible.

         10.8 Provide IID any reasonable rights-of-way and access required for testing and reading of meters by previous arrangement with the Plant manager.

         10.9 When IID determines that it is necessary to utilize the transmission capability being utilized by Heber Geothermal to meet IID's load requirements,

                    a) pay its pro-rata share of the total costs associated with extensions or upgrades of IID's existing system and/or a new system required for delivery of Heber Geothermal's power, or

                    b) arrange for transmission capability exclusive of IID.

In any event, IID will give Heber Geothermal 60 months written notice of such determination.

11.      IID'S GENERAL OBLIGATIONS

         11.1 Accept the Electric Output From the Plant for the account of SCE at the Point of Delivery and concurrently deliver an equal amount of electric energy to the SCE system at IID/SCE point(s) of interconnection.

         11.2 Coordinate, to the greatest extent practicable, major overhaul and inspection outages of IID transmission facilities with Heber Geothermal and notify Heber Geothermal of any changes as far in advance as possible.

         11.3 Carry out the directions of the Authorized Representative with respect to the matters set forth in this Agreement.

12.      BILLING

         12.1 IID shall read the meters monthly according to its regular meter reading schedule beginning no more than thirty (30) days after the date that electric energy is first supplied to Heber Geothermal. IID monthly shall send
Heber Geothermal within ten (10) working days after the meter is read a bill for electric service. Heber Geothermal shall pay IID the total amount billed within thirty (30) days of receipt of the bill.

         12.2 IID shall bill Heber Geothermal for Heber Geothermal's Consumption of Energy From IID's Resources in accordance with Rate Schedule A2, as it may be revised from time to time. Copy of current Rate Schedule A2 is attached as
Exhibit "A".

         12.3 If Heber Geothermal disputes a bill, payment shall be made as if no dispute existed pending resolution of the dispute by the Authorized
Representatives. If the bill is determined to be in error, the disputed amount shall be refunded by IID including interest at the rate of one and one half percent (1-1/2%) per month, compounded monthly, from the date of payment to the date the refund check or adjusted bill is mailed.

13.      AUTHORIZED REPRESENTATIVES

         13.1 Within thirty (30) days after the date this Agreement is signed, each Party shall designate, by written notice to the other Party, an Authorized
Representative who is authorized to act in its behalf in the implementation of this Agreement and with respect to those matters contained herein which are the functions and responsibilities for the Authorized Representatives. Either Party
may, at any time, change the designation of its Authorized Representative by written notice to the other Party.

         13.2 IID's Authorized Representative shall develop detailed written procedures necessary and convenient to administer this Agreement within six (6)
months after the date signed. Such procedures shall be submitted to Heber
Geothermal's Authorized Representative for review, comment, discussion and concurrence before they are put into effect. Such procedures shall include, without limitation: (i) communication between Heber Geothermal and IID's electric system dispatcher with regard to daily operating matters, (ii) billing and payments, (iii) specified equipment tests, and (iv) operating matters which affect or may affect quality and reliability of service to electric customers and continuity of deliveries to SCE.

         13.3 The Authorized Representative shall have no authority to modify any of the provisions of this Agreement.

14.       METERS

         14.1 All meters shall be sealed and the seal shall be broken only upon occasions when the meters are to be inspected, tested or adjusted.

         14.2 IID shall inspect and test all meters upon their installation and at least once every year thereafter. If requested to do so by Heber Geothermal,
IID shall inspect or test a meter more frequently than every year, but the expense of such inspection or test shall be paid by Heber Geothermal unless the meter is found to register inaccurately by more than two percent (2%) from the measurement made by a standard meter. Each Party shall give reasonable notice to the other party of the time when any inspection or test shall take place and that Party may have representatives present at the test or inspection. If a meter is found to be inaccurate or defective, it shall be adjusted, repaired or replaced in order to provide accurate metering. All adjustments due to inaccurate meters shall be limited to the preceding six (6) months.

         14.3 If a meter fails to register, or if the measurement made by a meter during a test varies by more than two percent (2%) from the measurement made by the standard meter used in the test, adjustment shall be made correcting all measurements made by the inaccurate meter for:

                    (i) the actual period during which inaccurate measurements were made, if the period can be determined, or if not,

                    (ii) the period immediately preceding the test of the meter equal the one-half (1/2) the time from the date of the last previous test of the meter; provided, however, that the period covered by the correction shall not exceed six (6) months.

         14.4 Heber Geothermal shall telemeter information to IID's new dispatch center regarding the kilowatts, kilowatt-hours, kilovars and kilovar-hours delivered to or received from IID at the Point of Delivery, as well as voltage and breaker status over phone line leased by

Heber Geothermal. IID shall purchase, own, and shall design, install, operate, maintain, or cause to be designed, installed, operated, and maintained, equipment to automatically transmit from the Plant to IID's new dispatch center continuous values of Plant output expressed as megawatts, megavars and megawatt-hours. IID may thereupon bill and Heber Geothermal shall promptly pay
IID's cost of design, purchase and installation of said equipment. Heber
Geothermal shall have the right to audit IID's records and accounts to verify the cost of said equipment.

15.      CONTINUITY OF SERVICE

         IID shall not be obligated to accept and IID may require Heber
Geothermal to temporarily curtail, interrupt or reduce deliveries of energy upon advance notice to Heber Geothermal, when such curtailment, interruption or reduction is required in order for IID to construct, install, maintain, repair, replace, remove, investigate or inspect any of its equipment or any part of its system or if IID determines that such curtailment, interruption or reduction is necessary because of a System Emergency, forced outages or abnormal operating conditions on its system which IID in its sole judgment deems to jeopardize its system integrity. IID shall exercise due diligence to minimize the frequency and duration of such curtailments, interruptions or reductions.

16.      LIABILITY

         16.1 Neither Party shall hold the other Party, its officers, agents or employees liable for any loss, damage, claim, cost, or expense for less of or damage to property, or injury or death of persons, which arises out of the first
Party's ownership, operation or maintenance of facilities on its own side of the
Point of Delivery.

         16.2 Each Party agrees to defend, indemnify and save harmless the other
Party, its officers, agents, or employees against all losses, claims, demands, costs or expenses for loss of or

damage to property, or injury or death of persons, which directly or indirectly arise out of the indemnifying Party's performance pursuant to this Agreement;
provided, however, that a Party shall be solely responsible for any such losses, claims, demands, costs or expenses which result from its sole negligence or willful misconduct.

17.      UNCONTROLLABLE FORCE

         Neither Party shall be considered to be in default with respect to any obligation hereunder, other than the obligations to pay money, if prevented from fulfilling such obligation by reason of an uncontrollable force. The term
"uncontrollable force" means any cause beyond the control of the Party affected, including, but not limited to, failure or threat of imminent failure of facilities, flood, earthquake, storm, lightning, fire, epidemic, war, riot, civil disturbance, sabotage and restraint by court or public authority, which by exercise of due diligence and foresight could not reasonably have been avoided.
Whichever Party is rendered unable to fulfill any obligation by reason of uncontrollable forces shall give prompt written notice of such fact to the other
Party and shall exercise due diligence to remove such inability with all reasonable dispatch. Nothing in this Agreement shall require a Party to settle any strike or labor dispute in which it is involved.

18.       INTEGRATION AND AMENDMENTS

         This Agreement constitutes the entire agreement between the Parties relating to the interconnection of Heber Geothermal's Plant to IID's electric system, the acceptance of energy by IID from Heber Geothermal and the providing of electric service by IID. No oral agreement or prior written agreement between the Parties shall be of any effect whatsoever; provided, however, that any arrangements agreed upon by the Authorized Representatives within the limits of their authority, and consistent with this Agreement shall be binding upon the
Parties. All changes to this Agreement shall be in writing and shall be signed by an officer of each Party.

19.      NON-WAIVER

         None of the provisions of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either
Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future; but the same shall continue and remain in full force and effect.

20.      NO DEDICATION OF FACILITIES

         Any undertaking by one Party to the other Party under any provision of this Agreement shall not constitute the dedication of the system or any portion thereof by the Party to the public or to the other Party, and it is understood and agreed that any such undertaking under any provision of this Agreement by a
Party shall cease upon the termination of its obligations hereunder.

21.      SUCCESSORS AND ASSIGNS

         21.1 This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

         21.2  IID hereby consents to the assignment of this Agreement:

                    (i) by Heber Geothermal to GECC, as security, pursuant to
           the Mortgage;

                    (ii) by Heber Geothermal to the Owner Trustee pursuant to
           the Bill of Sale;

                    (iii) by the Owner Trustee to Heber Geothermal pursuant to the Lease or otherwise to Heber Geothermal in connection with the transactions contemplated by the Participation Agreement;

                    (iv) by any assignee permitted by this Section 21.2
           (including any assignee permitted by this clause (iv) to any Person if such Person is, or has a binding contract for the operation of the
           Plant by, an experienced and prudent power plant operator and has a net worth (determined in accordance with generally accepted accounting principles) of at least $100,000,000;

                    (v) by any assignee permitted by this Section 21.2
           (including any assignee permitted by this clause (v) to any Person, unless IID shall have reasonably objected to such Person in writing within 30 days of notice to IID of the proposed assignment, which notice shall name the proposed assignee and the proposed operator of the Plant, such objection to be because such assignee either (a) is not a financially responsible entity, (b) is not, and does not have a contract for the operation of the Plant by, an experienced and prudent operating entity or (c) cannot obtain the rights, title and interest necessary to perform the assigned obligations.

22.      EFFECT OF SECTION HEADINGS

         Section headings appearing in this Agreement are inserted for convenience only, and shall not be construed as interpretations of text.

23.      GOVERNING LAW

         This Agreement shall be interpreted, governed and construed under the laws of the State of California or the laws of the United States, as applicable.

24.      ARBITRATION

         24.1 Any dispute arising out of or relating to this Agreement, or the breach thereof, which is not resolved by the Parties acting through their
Authorized Representatives shall be settled by arbitration to the extent permitted by the laws applicable to the Parties; provided, however, that no
Party to the dispute shall be bound to any greater extent than any other Party to the dispute. Arbitration shall not apply to any dispute or matter that is within the jurisdiction of any regulatory agency.

         24.2 Any demand for arbitration shall be made by written notice to the other Party setting forth in adequate detail the nature of the dispute, the issues to be arbitrated, the amount or amounts, if any, involved in the dispute, and the remedy sought. Within twenty (20) days from the receipt of such notice, the other Party may submit its own written statement of the dispute and may set forth in adequate detail any additional related matters or issues to be arbitrated.

         24.3 Within thirty (30) days after delivery of the written notice demanding arbitration, the Parties acting through their Authorized
Representatives shall meet for the purpose of selecting an arbitrator. The.
Parties may agree upon a single arbitrator, but in the event that they cannot agree, three arbitrators shall be used. Each Party shall designate one arbitrator, and the two arbitrators shall then select a third arbitrator. All arbitrators shall be persons skilled and experienced in the field in which the dispute has arisen and no person shall be eligible for appointment as an arbitrator who is or has been an officer or employee of either of the Parties or otherwise interested in the matter to be arbitrated. Should either party refuse or neglect to appoint an arbitrator or to furnish the arbitrators with any papers or information demanded, the arbitrators are empowered, by both Parties, to proceed without the participation or assistance of that Party.

         24.4 Except as otherwise provided in this Section, the arbitration shall be governed by the rules and practices of the American Arbitration
Association, or a similar organization if the American Arbitration Association should not at the time exist.

         24.5 Arbitration proceedings shall be held in Imperial, California, at a time and place to be selected by the arbitrators. The arbitrators shall hear evidence submitted by the Parties and may call for additional information which shall be furnished by the Party having such information. The arbitrators shall have no authority to call for information not related to the issues included in the dispute or to determine other issues not in dispute.

         24.6 If there is only one arbitrator, his decision shall be binding and conclusive on the Parties. If there are three arbitrators, the decision of any two shall be binding and conclusive. The decision of the arbitrators shall contain findings regarding the issues involved in the dispute, including the merits of the positions of the Parties, the materiality of any default, and the remedy or relief to which a Party shall be entitled. The arbitrators may not grant any remedy or relief which is inconsistent with this Agreement, nor shall the arbitrators make findings or decide issues not in dispute.

         24.7 The fees and expenses of the arbitrators shall be shared equally by the Parties, unless the decision of the arbitrators specifies some other apportionment. All other expenses and costs of the arbitration shall be borne by the Party incurring such expenses and costs.

         24.8 Any decision or award granted by the arbitrators shall be final and judgment may be entered on it in any court of competent jurisdiction. This agreement to arbitrate shall be specifically enforceable.

25.      ENTIRE AGREEMENT

         The complete agreement of the Parties is set forth in this Agreement and all prior

communications regarding subject interconnected operations whether oral or written, are hereby abrogated and withdrawn.

26.      NOTICES

         Any formal communication or notice in connection with this Agreement shall be in writing and shall be deemed properly given if delivered in person or sent first class mail, postage prepaid to the person specified below:

                  Heber Geothermal Company
                  226 West Brokaw Road
                  Suite 550
                  San Jose, California  95110

                  Imperial Irrigation District
                  c/o General Manager
                  P.O. Box 937
                  Imperial, California  92251

27.      SEVERAL OBLIGATIONS

         Except where specifically stated in this Agreement to be otherwise, the duties, obligations and liabilities of the Parties are intended to be several and not joint or collective. Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership, or joint venture, or impose a trust or partnership duty, obligation or liability on or with regard to either Party. Each Party shall be individually and severally liable for its own obligations under this Agreement.

28.      SIGNATURE CLAUSE

         The Parties have caused this Agreement to be executed in their respective names, in duplicate, by their respective officers hereunto this 31st day of July, 1985.

                                               HEBER GEOTHERMAL COMPANY

                                               By  /s/ John E. Jacobsen
                                                  ------------------------------
                                                  Assistant General Manager

WITNESS:

By /s/ Robert E. Sindilar
   ------------------------------

                                               IMPERIAL IRRIGATION DISTRICT

                                               By  /s/ W.R. Condit
                                                  ------------------------------
                                                  President, Board of Directors

ATTEST:

By /s/ Larry E. Beck
   ------------------------------
            Secretary